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                                                                EXHIBIT 10.21.1


                                                                 26 March, 1997

Mr. Dominic Mammola
Cyrk, Inc.
21 Pond Road
Gloucester, MA  01930-1886

Re:  Banking Facilities -- USD75,000,000

Dear Nick:

This letter supersedes our letter dated 12 March, 1997.

We are pleased to inform you that The Wells Fargo HSBC Trade Bank, N.A. (the "Bank"), has committed to make banking facilities available to Cyrk, Inc. ("Borrower") substantially upon the terms and conditions outlined below:

1.0  Amount and Nature of Facility

1.1 Up to an aggregate amount of USD75,000,000 for the issuance of sight commercial Documentary Credits (individually a "DC" and collectively, "DC's"), for validity periods of up to 360 days (the "Import Facility").

       Within the limits of the Import Facility:

1.2 Up to an aggregate amount of USD20,000,000 shall be available for the issuance of commercial Documentary Credits by the Hongkong and Shanghai Banking Corporations Limited's Taiwan Offshore Banking Unit on direct instruction from Borrower.

1.3 Up to an aggregate amount of USD5,000,000 shall be available for the issuance of Documentary Credits, for validity periods of up to 360 days. Contrary to section 6.2, below, documentary credits applied for under the sublimit need not be accompanied by a confirmed purchase order.

1.4 Up to an aggregate amount of USD1,000,000 shall be available for the issuance of Standby Documentary Credits for validity periods of up to 364 days (the "Standby Sublimit"),

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1.5    Up to an aggregate amount of USD1,500,000 shall be available for issuing a Standby Documentary Credit in favour of Midland Bank PLC to indemnify Midland Bank against their offering a USD1,500,000 facility to the Borrower's European office.

1.6 Up to an aggregate amount of USD200,000 shall be available for issuing Documentary Credits by the Borrower's wholly owned subsidiary, Marketing Incentives, Inc. for validity periods of up to 360 days.

1.7 Up to an aggregate amount of USD50,000,000 shall be available for Loans Against Imports for up to 90 days to finance drawings under Documentary Credits (the "Loans Against Import Facility").

       Within the limits of the Loans Against Import Facility:

1.8 Up to an aggregate amount of USD15,000,000 shall be available for Revolving Loans (the "Revolving Loan Subline").

2.0  Borrowing and Repayment

2.1 The Revolving Loan Subline discussed above shall be available to a maximum of eighty percent (80%) of Borrower's eligible accounts receivable as determined by Bank upon review of such documents as Bank may require, plus fifty percent (50%) of the value of the Borrower's eligible inventory.

       Eligible accounts receivable shall include those accounts resulting from the sale of private label or Cyrk branded merchandise which have been due for no more than 90 days. Additionally, if 25% of any account is past due more than 90 days, the entire receivable for that account will be taken out of the borrowing base. No account may represent more than 20% of aggregate outstanding receivables other than receivables to those companies that have been previously approved by Bank - Philip Morris, M & M Mars, Pepsi Co., and CitiCorp. Furthermore, the following accounts may represent up to 30% of aggregate outstanding receivables - Tommy Hilfiger, Inc., The Timberland Company, and Fila, Inc.

       Other criteria for eligibility shall be included in the loan documents evidencing this commitment.

       Eligible inventory shall include only private label and Cyrk branded merchandise as indicated by the Borrower's inventory valuation reports.

2.2 The facility will be available to 31 March, 1998. Prior to the termination date, Borrower may borrow, repay and reborrow under the Facilities.

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3.0  Purpose

3.1 To finance the importation of various consumer products from Asia and to support Borrower's working capital requirements.

4.0  Interest and Fees

4.1 Loans Against Imports and Revolving Loans shall bear interest at Borrower's option at either: i) LIBOR plus 175 basis points, per annum; or ii) the Bank's Prime Rate. LIBOR contract periods may be for 30, 45, 60 or 90 days.

       The "Prime Rate" is the rate of interest publicly announced by Wells Fargo Bank, in San Francisco, California from time to time as its "Prime Rate", and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within the Bank.

       Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in any promissory note and/or other contract or instrument executed by the Borrower to evidence any extension of credit by the Bank pursuant to the terms of this letter.

4.2    Fees relating to Documentary Credits shall be as follows:

       - Issuance: 1/16% of the face amount of each DC (minimum USD100) which shall be due and payable upon issuance of the credit.

       - Drawings Under DCs: 1/12% of the amount of each bill of exchange (minimum USD60).

       -      Guarantees in lieu of Bill of Lading/Air Waybill (if required):
              USD80 flat (if related to DCs issued).

       - Non Utilization Fee: 3/8% per annum on the unused portion of the commitment facility described herein, assessed quarterly in arrears.

       - Standby Documentary Credits: 3/4% per annum on the face amount of each Standby Documentary Credit.

       - Standby Documentary Credit in Favour of Midland Bank PLC: 1 1/4% per annum on the face amount of the Standby Documentary Credit.

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       All other fees are subject to the Bank's standard tariff as may be amended from time-to-time, copy attached.

       DCs may be routed to Bank's overseas correspondent banks direct at the Borrower's option (ie. there shall be no requirement to restrict DCs to Bank's overseas offices).

4.3 Fees relating to Documentary Credits issued by the Bank's Taiwan Offshore Banking Unit paid by Borrower shall be obtained at the time that the facility is utilized.

5.0  Collateral

5.1 As security for the facility the Borrower shall grant to the Bank a first priority perfected security interest in all Borrower's personal property including, but not limited to, accounts receivable, inventory, equipment, fixture, instruments, documents, chattel paper, general intangibles and books and records thereto (collectively the "Collateral"); the Bank may, at its sole discretion, consent to the Borrower's granting a lien senior to that of the Bank on certain specific items of equipment securing the unpaid purchase price thereof.

6.0  Non-Exclusive List of Conditions Precedent

       Prior to Bank's extension to Borrower of any credit contemplated by this letter:

6.1 Borrower shall execute, or cause to be executed, and deliver to Bank any and all promissory notes, contracts, instruments and other documents, including without limitation a loan agreement, required by Bank to evidence Bank's extension of credit pursuant to the terms and conditions of this letter, all of which shall include such representations, warranties, conditions, covenants and events of default as Bank deems appropriate, which shall be in addition to the terms and conditions stated in this letter.

6.2 Each DC application opened under the Import Facility shall reference a specific purchase order. A copy of said purchase order must be submitted to Bank in conjunction with each DC application before Bank will issue any DC.

6.3 No misrepresentation or material omission shall have been made by Borrower to Bank with respect to Borrower's business operations or financial condition.


7.0  Non-Exclusive List of Terms and Conditions

       The loan agreement required by Bank shall include such covenants as Bank may require, which may include, without limitation, covenants restricting Borrower's ability to: borrow from others; create or permit liens on assets; change the nature of Borrower's business; sell a substantial part of Borrower's assets; make distributions to shareholders; and guaranty debts of others.

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       Without limiting the covenants which Bank may require in the loan agreement with Borrower, Bank has determined that such document will include Borrower's agreement to:

7.1 Provide annual audited financial statements within 120 days of Borrower's fiscal year end.

7.2 Provide quarterly unaudited financial statements within 45 days after the end of each quarter certified by an authorized officer of Borrower as being true and correct.

7.3 Deliver evidence of Casualty and Marine insurance coverage with respect to the goods under DCs provided by a financially sound and reputable insurer(s) having a Best's rating of at lease "A-" and naming the Bank as Loss Payee.

7.4 Provide monthly accounts receivable aging reports within 30 days after the end of each month certified by an authorized officer of Borrower as being true and correct.

7.5 Provide monthly inventory valuation reports within 30 days after the end of each month certified by an authorized officer of Borrower as being true and correct.

7.6 Give immediate notice in writing to Bank of any litigation in excess of USD2,500,000.

7.7 Maintain a ratio of Total Debt to Tangible Net Worth of no more than 1.00:1 through the term of the commitment.

7.8 Maintain a minimum Tangible Net Worth of no less than USD100,000,000 through the term of the commitment.

7.9 Maintain a Current Ratio of no less than 2.0:1 through the term of the commitment.

7.10 During any consecutive four fiscal quarters, net losses shall be no greater that USD10,000,000 in aggregate.

8.0  Events of Default

       The occurrence of one or more of the following shall constitute an Event of Default:

8.1    Failure of Borrower to pay or perform any obligations to the Bank;

8.2 Breach by Borrower of any covenant contained herein or in any other Loan Document;

8.3 Filing of bankruptcy, or any other similar proceeding, by or against Borrower.

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8.4    Any adverse material change in Borrower's financial condition resulting in material impairment of the prospect of repayment of any loans or extensions of credit granted to Borrower by Bank.

9.0  Bank Rights Upon Event of Default

9.1     Bank's commitment to Borrower shall terminate without notice or demand.

9.2 Bank shall have all rights and remedies of a secured party under the Loan Documents.

10.0 Additional Terms and Provisions

10.1 Borrower shall be liable for and shall pay to the Bank immediately upon demand, all costs and expenses, including attorney's fees, expended or incurred by the Bank in connection with the preparation of the loan agreement and any other loan documents.

10.2 Bank will arrange an independent receivable and inventory audit to be completed twice annually. The costs of such audit shall be paid for by Borrower.

11.0 Governing Law

11.1 The laws of the State of California, without regard to principles of conflict of laws, with nonexclusive courts of jurisdiction, will govern this agreement.

12.0 Survival

12.1 If closing occurs in accordance with the Offer Letter, it is understood that this Offer Letter shall survive closing of the Facility.

This offer is open for acceptance until the Expiry Date. Please indicate both the Borrower's understanding and acceptance of these terms and conditions by signing this letter to reach us on or before the Expiry Date.

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Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions. Unless accepted or terminated, this commitment shall expire on 30 April, 1997. If the loan documentation required by Bank, in its sole discretion as necessary to carry out the effects and purposes hereof, is not completed and credit has not been extended by Bank to Borrower hereunder for any reason by 15 May, 1997, then this commitment shall expire on said date.

Sincerely,


/s/Duncan A. Sennott

Duncan A. Sennott
Vice President
(415) 396-3488

AGREED AND ACCEPTED:

By:__________________________________

Its:_________________________________

Date:________________________________

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